 North America Structured Investments  2yr MTUM capped BREN  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.Minimum Denomination: $1,000  Fund: The iShares® Edge MSCI USA Momentum Factor ETFUpside Leverage Factor: 1.50  Maximum Total Return: [14.00%-18.00%]*  Buffer Amount: 5.00%  Final Value: The Closing Price of one share of the Fund on Observation Date  Initial Value: The Closing Price of one share of the Fund on Pricing Date  Pricing Date: September 29, 2017  Observation Date: September 30, 2019  Maturity Date: October 3, 2019  CUSIP: 46647M5M1  Hypothetical Returns on the Notes at Maturity**  Note Payoff at Maturity Fund Peformance  $1,200  $1,150  $1,100  $1,050  $1,000  $950  $900  $850  $800  -20% -10% 0% 10% 20%  Index Return  Hypothetical  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/46647M5M1/doctype/Product_Termsheet/document.pdf  For information about the estimated value of the notes, which likely will be lower than theprice you paid for the notes, see the hyperlink above.  Payment at Maturity  If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be  calculated as follows:  Hypothetical Hypothetical Note  Fund Return Return  80.00% 14.00%  50.00% 14.00%  30.00% 14.00%  20.00% 14.00%  Payment at Maturity  $1,140.00  $1,140.00  $1,140.00  $1,140.00  $1,000 + ($1,000 × Fund Return × Upside Leverage Factor), subject to the Maximum Return  If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount, you will receivethe principal amount of your notes at maturity. If the Final Value is less than the Initial Value by more than the BufferAmount, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + [$1,000 × (Fund Return + Buffer Amount)]  15.00% 14.00% $1,140.00  9.33% 14.00% $1,140.00  5.00% 7.50% $1,075.00  0.00% 0.00% $1,000.00  If the Final Value is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your  -5.00%  0.00%  $1,000.00  principal amount maturity.  -10.00%  -5.00%  $950.00  * To be determined on the Pricing Date, but not less than 14.00% or greater than 18.00%  ** Reflects a Maximum Total Return of 14.00% for illustrative purposes. The hypothetical returns and hypothetical paymentson the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be  associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns andhypothetical payments shown above would likely be lower  -15.00% -10.00% $850.00  -30.00% -25.00% $750.00  -100.00% -95.00% $50.00  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  2yr MTUM capped BREN  Selected Risks  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Financial or JPMorgan Chase & Co.  • Your maximum gain on the notes is limited to the Maximum Total Return.  • If the Index declines from its initial level by more than 5%, you could lose up to $950 for each $1,000 note.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets.  • JPMorgan Chase & Co. is currently one of the companies that makes up the iShares® Edge MSCI USA Momentum Factor ETF.  • The investment strategy represented by the iShares® Edge MSCI USA Momentum Factor ETF may not be successful.  • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying Index as  well as the net asset value.  Selected Risks (continued)  • The anti-dilution protection for the Fund is limited.  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but isnot required to do so. The price, if any, at which JPMS will be willing to purchase notesfrom you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricingsupplement for additional information.  Additional Information  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which thesematerials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial CompanyLLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. Youmay get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., anyagent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase  & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is notintended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com